UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported):  August 11, 2003



  Commission     Registrant; State of Incorporation;     IRS Employer
  File Number    Address; and Telephone Number           Identification Number
  -----------    -----------------------------------     ---------------------

  1-13739        UNISOURCE ENERGY CORPORATION            86-0786732
                 (An Arizona Corporation)
                 One South Church, Suite 100
                 Tucson, AZ  85701
                 (520) 571-4000

  1-5924         TUCSON ELECTRIC POWER COMPANY           86-0062700
                 (An Arizona Corporation)
                 One South Church, Suite 100
                 Tucson, AZ  85701
                 (520) 571-4000

Item 5.  Other Events
---------------------

CITIZENS ACQUISITION
--------------------

     On August 11, 2003, UniSource Energy Corporation (UniSource Energy) completed the purchase of the Arizona gas and electric system assets from Citizens Communications Company (Citizens) for a total of $224 million, comprised of the base purchase price plus other operating capital adjustments. Additional post-closing adjustments may be made to the purchase price during a 90-day period following the closing date. This acquisition adds approximately 126,000 retail gas customers and 77,500 retail electric customers in Arizona to UniSource Energy's customer base.

     UniSource Energy formed two new operating companies called UNS Electric, Inc. (UNS Electric) and UNS Gas, Inc. (UNS Gas) to acquire these assets, as well as an intermediate holding company called UniSource Energy Services, Inc. (UES), to hold the common stock of UNS Electric and UNS Gas. The investment was funded by $160 million in senior unsecured notes issued in a private placement by UNS Electric and UNS Gas, $35 million from short-term bridge financing debt issued by UniSource Energy, and approximately $49 million in cash from UniSource Energy.

     Concurrent with the closing of the acquisition, retail rate increases for customers of both UNS Electric and UNS Gas went into effect on August 11, 2003. These rate increases were approved by the Arizona Corporation Commission (ACC) on July 3, 2003, when it approved the acquisition and the terms of the April 1, 2003 settlement agreement among UniSource Energy, Citizens, and the ACC Staff.

     Below we provide a more detailed description of the businesses and properties acquired, as well as the terms and conditions of the acquisition financing. Statistical information concerning utility operations for periods prior to the completion of the acquisition is based on information provided by Citizens in the course of the acquisition. The existing agreements described below were entered into by Citizens with the parties identified below. In conjunction with the acquisition of the Citizens assets, Citizens assigned its rights under such agreements to, and the obligations of Citizens under such agreements were assumed by, UNS Gas or UNS Electric, as noted below.


UNS GAS, INC.
-------------

     Service Territory and Customers

     UNS Gas is a gas transportation and distribution company serving approximately 126,000 retail customers in Mohave, Yavapai, Coconino, and Navajo Counties in northern Arizona, as well as Santa Cruz County in southeast Arizona. These counties comprise approximately 50% of the territory of the state of Arizona, with a population of approximately 610,000 in 2002. Customer growth in the Citizens' gas utility operations acquired by UNS Gas was approximately 3.7% in 2002, 6.2% in 2001, and 4.5% in 2000.

     UNS Gas' customer base is primarily residential. Peak throughput for Citizens' gas utility operations for 2002 occurred on December 21, 2002 and was 973,920 therms. Approximately 79% of total revenues in 2002 for the Citizens' gas utility operations were derived from retail customers. The percentage breakdown of retail gas sales and revenues by retail customer class in 2002 for Citizens' gas utility operations was as follows:

                                    Sales    Revenues
              ------------------------------------------
              Residential             63%      67%
              Commercial              28%      26%
              Industrial               3%       3%
              Public Authority         6%       5%

     Approximately 21% of total revenues in 2002 for the Citizens' gas utility operations were derived from gas transportation services. UNS Gas is supplying natural gas transportation service to the 600 MW Griffith Power Plant located near Kingman, Arizona, under a 20-year contract which expires in 2021. UNS Gas also supplies natural gas to some of its large transportation customers, through a Negotiated Sales Program
(NSP) approved by the ACC. One half of the margin earned on these NSP sales will be retained by UNS Gas, while the other half will benefit retail customers through a reduction in the gas commodity pricing.

     Gas Supply and Transmission

     UNS Gas has a natural gas supply and management agreement with BP Energy Company (BP). Under the contract, BP manages UNS Gas' existing supply and transportation contracts and its incremental requirements. The initial term of the agreement extends through August 31, 2005. The term of the agreement is automatically extended one year on an annual basis unless either party provides 180 days notice of its intent to terminate.
Prices for incremental commodity supplied by BP will vary based upon the period during which the commodity is delivered. UNS Gas hedges its gas supply prices by entering into fixed price forward contracts at various times during the year to provide more stable prices to its customers. These purchases are made up to a year in advance with the goal of hedging at least 30% of the expected monthly gas consumption with fixed prices prior to entering into the month. Currently, UNS Gas has approximately 45% of its expected monthly consumption hedged for the 2003/2004 winter season (November through March).

     Most of the gas distributed by UNS Gas in Arizona is procured from the San Juan Basin in the Four Corners region and delivered on the El Paso and Transwestern interstate pipeline systems. UNS Gas has firm transportation agreements with El Paso Natural Gas (EPNG) and Transwestern Pipeline Company (Transwestern) with combined capacity sufficient to meet its load requirements. EPNG provides gas transmission service under a full requirements contract under which UNS Gas pays a fixed reservation charge. This contract expires in August 2011. In July 2003, FERC required the conversion of UNS Gas' full requirements status under the EPNG agreement to contract demand starting on September 1, 2003. Upon conversion to contract demand status, UNS Gas will have specific volume limits in each month and specific receipt point rights from the available supply basins (San Juan and Permian). These changes will reduce the amount of less expensive San Juan gas available to UNS Gas. The impact, however, is not expected to be material. The annual cost of the EPNG capacity after conversion to contract demand will not change. These costs will be the same through 2005 (pending a 2006 EPNG rate case) as under UNS Gas' existing full requirements contract. The average daily capacity rights of UNS Gas upon conversion to contract demand will be approximately 870,000 therms per day, with an average of 1,200,000 therms per day in the winter season (November through March). UNS Gas has capacity rights of 250,000 therms per day on the San Juan Lateral and Mainline of the Transwestern pipeline. The Transwestern pipeline principally delivers gas to the portion of UNS Gas' distribution system serving customers in Flagstaff and Kingman, Arizona, and also delivers gas to UNS Gas' facilities serving the Griffith Power Plant in Mohave County. This contract expires in January 2007. The aggregate annual minimum transportation charges are expected to be approximately $3.5 million and $3.0 million for the EPNG and Transwestern contracts, respectively.

     Properties

     UNS Gas' transmission and distribution system consists of approximately 168 miles of steel transmission mains, 2,459 miles of steel and plastic distribution mains, and 127,015 customer service lines.

     Rates and Regulation

     UNS Gas is regulated by the ACC with respect to retail gas rates, the issuance of securities, and transactions with affiliated parties. UNS Gas' retail gas rates include a monthly customer charge, a base rate charge for delivery services and the cost of gas (expressed in cents per therm), and a purchased gas adjustor (PGA) mechanism.

     The PGA mechanism is intended to address the volatility of natural gas prices and allow for the recovery of costs through an adjustor based upon a twelve-month rolling average gas cost, determined with a two month lag. The PGA rate may be changed monthly, without ACC approval, as long as the cumulative charge over any twelve-month period does not exceed the per therm limit
set by the ACC.   A balance sheet account called Unrecovered
Purchased Gas Costs (also referred to as the "PGA bank") is used for tracking gas costs and recoveries. The PGA bank is increased by gas purchases and decreased by amounts charged to customers. When the PGA bank balance exceeds a specified threshold, the utility is required to file for a PGA rate surcharge or explain why such a surcharge is unnecessary. The ACC has generally approved PGA surcharges to allow Arizona gas utilities to recover their undercollected PGA bank balances within twelve months. In the event that the PGA bank balance is in an over-recovered position, the ACC may approve a credit in order to return the overcollected balance to customers.

     The ACC order and settlement agreement include the following terms related to UNS Gas rates:

     - An increase in retail delivery base rates, effective August 11, 2003, equivalent to a 20.9% increase over 2001 test year retail revenues.
     - Fair value rate base of $142 million and allowed rate of return of 7.49%, based on a cost of capital of 9.05%, derived from a cost of equity of 11.00% and a cost of debt of 7.75% (based on a capital structure of 60% debt and 40% equity).
     - Change in rate design to include an increase in the monthly residential customer charge from $5 to $7 and an increase in the base cost of gas to $0.400 per therm from $0.250 in northern Arizona and $0.3884 in Santa Cruz County.
     - The existing PGA rate change limit of $0.10 per therm over a twelve-month period is increased to $0.15 through July 2004 and thereafter will revert to $0.10.

     UNS Gas will retain the PGA bank balance threshold of $4.45 million that was previously in effect for Citizens. The PGA bank balance acquired by UNS Gas on August 11, 2003 was approximately $6.7 million, and is projected to be $7.2 million as of October
1, 2003.   The PGA surcharge currently in effect for retail gas
customers of UNS Gas expires on September 30, 2003. On July 25, 2003, UNS Gas filed an application with the ACC requesting a surcharge of $0.1155 per therm to recover the undercollected PGA bank balance by October 1, 2004. UNS Gas requested that this matter be heard at the September 9, 2003 ACC Open Meeting.

     Under the terms of the ACC order, UNS Gas may not file a general rate increase until August 2006 and any resulting rate increase may not become effective until August 1, 2007.

     The settlement agreement also limits dividends payable by UNS Gas to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Gas currently is 33%.

     Employees

     As of August 11, 2003, UNS Gas had 188 employees, of which 5 employees in Santa Cruz County are represented by the International Brotherhood of Electrical Workers (IBEW) Local No.
387. The existing agreement with the IBEW Local No. 387 expires in February 2005.


UNS ELECTRIC, INC.
------------------

     Service Territory and Customers

     UNS Electric is an electric transmission and distribution company serving approximately 77,500 retail customers in Mohave and Santa Cruz counties. These counties had a population of approximately 200,000 in 2002. Customer growth of the Citizens' electric utility operations acquired by UNS Electric was approximately 2.6% in 2002, 4.4% in 2001, and 3.1% in 2000.

     UNS Electric's customer base is primarily residential, with some small commercial and both light and heavy industrial customers. Peak demand for the Citizens' electric utility operations for 2002 occurred on July 13, 2002 and was 328 MWs. The percentage breakdown of kWh sales and electric revenues by customer class in 2002 was as follows:


                                  kWh sales          Revenues
              --------------------------------------------------
               Residential           48%                50%
               Commercial            29%                31%
               Industrial             6%                 5%
               Public Authority      17%                 9%
              --------------------------------------------------
                 Total Retail       100%                94%
              --------------------------------------------------
               Transmission           -                  5%
              --------------------------------------------------
               Other                  -                  1%
              --------------------------------------------------
                 Total              100%               100%

     Power Supply and Transmission

     UNS Electric has a full requirements power supply agreement with Pinnacle West Capital Corporation (PWCC). The agreement expires May 31, 2008. The agreement obligates PWCC to supply all of UNS Electric's power requirements at a fixed price. Payments under the contract are usage based, with no fixed customer or demand charges.

     UNS Electric imports the power it purchases from PWCC into its Mohave County and Santa Cruz County service territories over the Western Area Power Administration's (WAPA) transmission lines. UNS Electric's transmission capacity agreement with WAPA expires in February 2008. Under the terms of the agreement, UNS Electric's aggregate minimum fixed transmission charges are expected to be approximately $2 million for the last five months of 2003 and $5.2 million in 2004. UNS Electric also has a long-term electric transmission capacity agreement with WAPA that expires in 2011. Under the terms of this contract, the aggregate minimum transmission payments are $1.3 million per year.

     UNS Electric owns and operates the Valencia Power Plant, located in Nogales, Arizona. The Valencia plant consists of three diesel-fueled combustion turbine units and provides approximately 48 MW of peaking resources. The facility is directly interconnected with the distribution system serving the city of Nogales and the surrounding areas. Under the PWCC agreement, Valencia will be dispatched when needed for local reliability or when it is economic relative to other PWCC resources.

     Properties

     UNS Electric's transmission and distribution system consists of approximately 56 circuit-miles of 115 kilovolts (kV) transmission lines, 229 circuit-miles of 69 kV transmission lines, and 3,116 circuit-miles of underground and overhead distribution lines. UNS Electric also owns 38 substations having a total installed capacity of 1,077,300 kilovoltamperes and the 48 MW Valencia plant described above.

     Rates and Regulation

     UNS Electric is regulated by the ACC with respect to retail electric rates, the issuance of securities, and transactions with affiliated parties, and by the FERC with respect to wholesale power contracts and interstate transmission service. UNS Electric's retail electric rates include a purchase power and fuel adjustment clause (PPFAC), which allows for adjustment to the base rate for delivered purchase power through a separate surcharge or credit.

     The ACC order and settlement agreement include the following terms related to UNS Electric rates:

     - A 22% increase in retail rates effective August 11, 2003 from the rates previously in effect for Citizens. This reflects the implementation of a PPFAC surcharge of $0.01825 per kWh, which combined with the current base rate of $0.05194 per kWh, results in a new delivered purchase power price of $0.07019 per kWh, to fully recover the cost of the current contract with PWCC.
     - UniSource Energy must attempt to renegotiate the PWCC purchase power contract, and any savings that result from a renegotiated contract must be allocated in a ratio of 90% to ratepayers and 10% to shareholders.
     - UniSource Energy and Citizens will forfeit all rights to recover from ratepayers any of the undercollected PPFAC balance in the approximate amount of $135 million through August 11, 2003.

     Within 120 days of the ACC order approving the acquisition, UniSource Energy must file with the ACC a plan to open UNS
Electric's service territories to retail competition by December
31, 2003.

     The ACC order also requires that Tucson Electric Power Company (TEP), an affiliate of UNS Electric, submit in its next general rate case filing in June 2004, a feasibility study and consolidation plan, or a plan for coordination of operations of UNS Electric's operations in Santa Cruz County with those of TEP.

     Under the terms of the ACC order, UNS Electric may not file a general rate increase until August 2006 and any resulting rate increase may not become effective until August 1, 2007.

     The settlement agreement also limits dividends payable by UNS Electric to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Electric is currently 36%.

     Employees

     As of August 11, 2003, UNS Electric had 150 employees, of which 33 employees in Santa Cruz County are represented by the IBEW Local No. 387 and 53 employees in Mohave County are represented by the IBEW Local No. 769. The existing agreement with the IBEW Local No. 387 expires in February 2005 and the agreement with IBEW Local No. 769 expires in August 2005.


FINANCING ARRANGEMENTS
----------------------

     Short-Term Bridge Financing Debt

     On August 8, 2003, UniSource Energy borrowed $35 million from a financial institution in the form of short-term bridge financing debt to assist in the financing of the acquisition of the Arizona gas and electric system assets from Citizens. The funds were used as an equity contribution in the capitalization of UNS Gas and UNS Electric. The loan is secured with a pledge of the common stock of UES, UniSource Energy Development Company and Millennium Energy Holdings. The loan matures in May 2004 and bears interest at a floating rate of interest of, at the borrower's option, an alternate base rate plus 3.875%, or LIBOR plus 4.875%. The loan agreement contains certain restrictive covenants, including restrictions on additional indebtedness, liens, mergers, sale of assets, and investments and acquisitions. The agreement also contains several financial covenants including: (a) a minimum Consolidated Tangible Net Worth, (b) a minimum Cash Coverage Ratio (a measure of cash flow to cover interest expense), and (c) a maximum Leverage Ratio (a measure of total indebtedness to cash flow). UniSource Energy is required to prepay the loan with (i) any amounts received as reimbursement of development costs and development fees upon the financial close of the transfer of the rights to develop Springerville Unit 3 to Tri-State Generation and Transmission Association or (ii) the net proceeds of the sale or issuance, in any capital markets transaction, of any debt or equity securities of UniSource Energy.

     Private Placement Notes

     On August 11, 2003, UNS Gas and UNS Electric issued a total of $160 million of aggregate principal amount of senior unsecured notes in a private placement. Proceeds from the note issuance were paid to Citizens to purchase the Arizona gas and electric system assets from Citizens. UNS Gas issued $50 million of 6.23% Notes due August 11, 2011 and $50 million of 6.23% Notes due August 11, 2015. UNS Electric issued $60 million of 7.61% Notes due August 11, 2008. All three series of notes may be prepaid with a make-whole call premium reflecting a discount rate equal to an equivalent maturity U.S. Treasury security yield plus 50 basis points. The notes are guaranteed by UES.

     The note purchase agreements for both UNS Gas and UNS Electric contain certain restrictive covenants, including restrictions on transactions with affiliates, mergers, liens to secure indebtedness, restricted payments, incurrence of indebtedness, and minimum net worth. The required minimum net worth levels for UES, UNS Gas, and UNS Electric are $50 million, $43 million, and $26 million, respectively. The incurrence of indebtedness covenant requires each of UNS Gas and UNS Electric to meet certain tests before an additional dollar of indebtedness may be incurred. These tests include (a) a ratio of Consolidated Long-Term Debt to Consolidated Total Capitalization of no greater that 0.67 to 1.00 prior to September 30, 2004, and no greater than 0.65 to 1.00 after September 30, 2004, and (b) an Interest Coverage Ratio (a measure of cash flow to cover interest expense) of at least 2.50 to 1.00. However, UNS Gas and UNS Electric may, without meeting these tests, refinance indebtedness and incur short-term debt in an amount not to exceed $7 million in the case of UNS Gas, and $5 million in the case of UNS Electric. Neither UNS Gas, nor UNS Electric, may declare or make distributions or dividends (restricted payments) on their common stock unless (a) such restricted payment would not violate applicable law, (b) immediately after giving effect to such action no default or event of default would exist under such company's note purchase agreement and (c) immediately after giving effect to such action, such company would be permitted to incur an additional dollar of indebtedness under the debt incurrence test for such company.



Item 7. Financial Statements and Exhibits
-----------------------------------------

Exhibit 99.1 -  Term Loan Agreement dated as of August 8, 2003 between UniSource Energy Corporation and Union
                Bank of California.

Exhibit 99.2 -  Note Purchase and Guaranty Agreement dated August
                11, 2003 among UNS Gas, Inc., UniSource Energy
                Services, Inc., and certain institutional investors.

Exhibit 99.3 -  Note Purchase and Guaranty Agreement dated August
                11, 2003 among UNS Electric, Inc., UniSource Energy Services, Inc., and certain institutional investors.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                                   UNISOURCE ENERGY CORPORATION
                                   ----------------------------
                                          (Registrant)


Date:  August 20, 2003              /s/   Kevin P. Larson
                                   ----------------------------
                                          Kevin P. Larson
                                   Vice President and Principal
                                         Financial Officer



                                   TUCSON ELECTRIC POWER COMPANY
                                   -----------------------------
                                          (Registrant)


Date:  August 20, 2003              /s/   Kevin P. Larson
                                   -----------------------------
                                          Kevin P. Larson
                                   Vice President and Principal
                                         Financial Officer